Exhibit 5

August 20, 2002

FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, Iowa 50266

Re: Amended and Restated 1996 Class A Common Stock Compensation Plan

Ladies and Gentlemen:

I have acted as your counsel in connection with the registration of 5,000,000 shares (the "Shares") of the Class A Common Stock without par value of FBL Financial Group, Inc., an Iowa corporation (the "Company"), being registered under the Securities Act of 1933, as amended, pursuant to a post effective amendment to a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement"). The Shares may be issued and sold by the Company from time to time in connection with the Amended and Restated FBL Financial Group, Inc. 1996 Class A Common Stock Compensation Plan (the "Plan").

For purposes of this opinion, I have made such investigations and examined such documents and questions of law as I deemed necessary and appropriate.

Based on the foregoing, it is my opinion that upon payment for and issuance of the Shares in accordance with the Plan, the Shares will be legally issued, fully paid and non-assessable.

I hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement and to all references to me in the Registration Statement or the Prospectus included therein. I express no opinion in connection with the matters contemplated by the Registration Statement, and no opinion may be implied or inferred, except as expressly set forth herein.

                                        Respectfully submitted,

                                        /s/ Robert A. Simons
                                        Robert A. Simons
                                        Senior Counsel, Investments
                                        FBL Financial Group, Inc.


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